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                                                                    EXHIBIT 8.3


                   [JONES, DAY, REAVIS & POGUE LETTERHEAD]



                                April 3, 1995



Kmart Corporation
3100 West Big Beaver Road
Troy, Michigan 48084

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Morgan Stanley & Co. Incorporated
1251 Avenue of the Americas
New York, New York 10020

     Re:  Kmart Corporation Pass Through Trusts
          Pass Through Certificates 1995-K-2

Ladies and Gentlemen:

     We have acted as California counsel to The Bank of New York Trust Company of California, a California corporation, as trustee (the "1995-K-2 Pass Through Trustee"), in connection with its execution and delivery of that certain Pass Through Trust Agreement 1995-K-2 (the "1995-K-2 Pass Through Agreement") between the 1995-K-2 Pass Through Trustee and Kmart Corporation (the "Company"), pursuant to which the Kmart Corporation Pass Through Trusts Pass Through Certificates 1995-K-2 (the "1995-K-2 Pass Through Certificates) will be issued and sold. Capitalized terms used herein and not otherwise defined shall have the same meanings set forth in the 1995-K-2 Pass Through Agreement.

     We have examined the 1995-K-2 Pass Through Agreement and such other documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, but subject to the qualifications and assumptions expressed herein, we are of the opinion that, assuming that the pass through trust created pursuant to the 1995-K-2 Pass Through Agreement (the "1995-K-2 Pass Through Trust") will not be taxable as a corporation, but, rather, will be treated as an investment trust and will be classified as a grantor trust under subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as
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                                                      JONES, DAY, REAVIS & POGUE



Kmart Corporation,
Goldman, Sachs & Co. and
Morgan Stanley & Co. Inc.
April 3, 1995
Page 2


amended, (a) there are no fees, taxes or other charges payable (except taxes imposed on fees payable to the 1995-K-2 Pass Through Trustee and utility user taxes imposed on the 1995-K-2 Pass Through Trustee for conducting its trust business in the City of Los Angeles) to the State of California, the City of Los Angeles or the County of Los Angeles in connection with the execution, delivery and performance of the 1995-K-2 Pass Through Agreement or the purchase, holding or sale of the 1995-K-2 Pass Through Certificates which would not have been imposed if the 1995-K-2 Pass Through Trustee had not had its principal place of business in or performed its duties under the 1995-K-2 Pass Through Agreement in the City of Los Angeles, California, and (b) none of the 1995-K-2 Pass Through Trustee, the 1995-K-2 Pass Through Trust or the holders of 1995-K-2 Pass Through Certificates will be subject to any fee, tax or other charge under the laws of the State of California, the City of Los Angeles or the County of Los Angeles on, based on or measured by, directly or indirectly, any payments on the 1995-K-2 Pass Through Certificates or the gross receipts, net or gross income, tangible or intangible property, net worth or capital of the 1995-K-2 Pass Through Trust which would not have been imposed if the 1995-K-2 Pass Through Trustee had not had its principal place of business in or performed its duties under the 1995-K-2 Pass Through Agreement in the City of Los Angeles, California.

        The foregoing opinions are subject to the following assumptions and qualifications:

        A.  The opinions expressed herein are limited to the present laws of the State of California, the City of Los Angeles and the County of Los Angeles and judicial and administrative interpretations thereunder. Such authorities are subject to change, which may be prospective or retroactive. We can provide no assurance as to the effect of any such change on the conclusions reached in our opinion. Further, we express no opinion with respect to the laws of any other jurisdiction or the effect thereof on the opinions expressed herein. In addition, we express no opinion as to whether any particular Certificateholder may be subject to any fee, tax or other charge under the laws of the State of California, the City of Los Angeles or the County of Los Angeles because of such holder's individual circumstances. Certificateholders should consult their own tax advisors in determining the tax consequences to them of the purchase, ownership and disposition of Certificates.
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                                                      JONES, DAY, REAVIS & POGUE


Kmart Corporation,
Goldman, Sachs & Co. and
Morgan Stanley & Co. Inc.
April 3, 1995
Page 3


                B. We note that judicial decisions and administrative rulings of the California Franchise Tax Board ("FTB") generally indicate that the characterization of a transaction for tax purposes depends upon the facts and circumstances of each case. No ruling has been requested from the FTB concerning the 1995-K-2 Pass Through Trust. Opinions of counsel are not binding on the FTB, and the FTB may assert positions contrary to those stated in our Opinion.

                C. Further, our opinion is based on the assumption that the description of the facts relating to 1995-K-2 Pass Through
        Certificates set forth in the Registration Statement referenced in the final paragraph of this opinion letter is accurate and complete, that the 1995-K-2 Pass Through Agreement will be duly executed and delivered by each of the parties thereto in the form of such agreement we have reviewed and that the 1995-K-2 Pass Through Trust will be operated in a manner consistent with the 1995-K-2 Pass Through Agreement and related documents we have reviewed. A change in such facts, terms of the 1995-K-2 Pass Through Agreement or method of operation could adversely affect our opinion.

                D. No opinion is expressed herein on the accuracy, completeness or sufficiency of the Prospectus and the Registration Statement referenced in the final paragraph of this opinion letter or other offering material relating to the 1995-K-2 Pass Through Certificates.

                E. The opinions expressed herein are provided solely for your benefit, with the understanding that we are not hereby assuming any professional responsibility to any other person or entity whatsoever. Without our prior written consent, the opinions expressed herein may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, except as provided in the following paragraph, and may not be relied upon by any other person or entity whatsoever.

                We hereby consent to the filing of this opinion as Exhibit 8.3 to Registration Statement No. 33-56465 on Form S-3 filed by the Company to effect registration of the 1995-K-2 Pass Through Certificates under the Securities Act of 1933, as
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                                                     JONES, DAY, REAVIS & POGUE


Kmart Corporation,
Goldman, Sachs & Co. and
Morgan Stanley & Co. Inc.
April 3, 1995
Page 4


amended, and to the reference to us under the caption "Certain Taxes" in the Prospectus constituting a part of such Registration Statement.



                                           Very truly yours,

                                       /s/ JONES, DAY, REAVIS & POGUE

                                           Jones, Day, Reavis & Pogue